Exhibit 3.1

Effective May 2, 2012, the Bylaws of Middleburg Financial Corporation are amended by deleting Section 2.2 in its entirety and substituting therefor the following:

Section 2.2.                      Number and Qualification.  The Board of Directors shall consist of twelve Directors.